Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-272037

abrdn Palladium ETF Trust
(the “Trust”)

Supplement dated August 14, 2024 to the Prospectus dated September 27, 2023

This Supplement dated August 14, 2024 amends and supplements the prospectus for the Trust dated September 27, 2023, as supplemented to date (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

Termination of JPMorgan Chase Bank N.A. as Custodian

Effective August 8, 2024, JPMorgan Chase Bank N.A. (“JPMorgan” or the “Former Custodian”) no longer serves as a custodian of the Trust’s palladium.

Pursuant to the notice of termination of the allocated and unallocated account agreements with the Former Custodian (the “Former Custody Agreements”) delivered to the Former Custodian, the termination became effective on August 8, 2024, which was the date on which all palladium held in the allocated and unallocated accounts governed by the Former Custody Agreements had transferred to the allocated and unallocated accounts governed by the allocated and unallocated account agreements with ICBC Standard Bank Plc (the “New Custodian”). Accordingly, custody of all of the Trust’s palladium is now pursuant to the allocated and unallocated account agreements with the New Custodian.

References throughout the Prospectus to the Custodian (and related accounts or agreements with the Custodian) and its role are hereby amended to refer only to the New Custodian. Effective immediately, information with respect to the Former Custodian is hereby removed from the Prospectus.

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The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.